Exhibit 99.1

Fleetwood Announces Proposed $80 Million Convertible Senior Subordinated Debentures Offering

RIVERSIDE, Calif., Dec. 15 /PRNewswire-FirstCall/ — Fleetwood Enterprises, Inc. (NYSE: FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced it intends to offer, subject to market conditions, $80 million of convertible senior subordinated debentures due 2023. Interest on the debentures would be payable semi-annually at a rate to be determined. The net proceeds from the offering are intended to be used to repay amounts outstanding under Fleetwood’s senior secured credit facility and for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds, depending on market and other business conditions, to repurchase or redeem a portion of its convertible trust preferred securities.

The debentures would be convertible, at the option of the holder and prior to maturity, into shares of Fleetwood’s common stock at a conversion price to be determined, subject to conditions set out in the offering memorandum. Holders would be able to require Fleetwood to repurchase a portion of or all of the debentures at each of the fifth, tenth and fifteenth anniversaries of the date of issuance at a price equal to 100 percent of their principal amount plus accrued and unpaid interest and the Company could, at its option, elect to pay the repurchase price in cash, its common stock or a combination of cash and its common stock in the manner described in the offering memorandum. Fleetwood would have the option to redeem the debentures after the fifth anniversary of the date of issuance, in whole or in part, for cash, at a price equal to 100 percent of their principal amount plus accrued and unpaid interest. The Company expects to grant the initial purchaser of the offering a 30-day option to purchase up to an additional $20 million of the debentures.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities will not, at the time of the offering, be registered under the Securities Act of 1933, as amended, or any state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the debentures and any common stock issued upon conversion of the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

For further information, please contact: Lyle Larkin, Vice President and Treasurer, +1-909-351-3535, or Kathy Munson, Director – Investor Relations, +1-909-351-3650, both of Fleetwood Enterprises, Inc.

SOURCE Fleetwood Enterprises, Inc.

CONTACT: Lyle Larkin, Vice President and Treasurer, +1-909-351-3535, or Kathy Munson, Director – Investor Relations, +1-909-351-3650, both of Fleetwood Enterprises, Inc.

Web site: http://www.fleetwood.com